Exhibit 99.2
Unaudited Financial and Other Statistical Information for the Three and Twelve Month Periods Ended February 29, 2012 and Guidance for Fiscal Year 2013

AZZ incorporated
Consolidated Statements of Income
(unaudited)

	Three Months Ended February 29, 2012	Twelve Months Ended February 29, 2012

Net Sales	$123,625,506	$469,112,410

Cost of Sales	91,294,550	344,525,516

Selling, General and Administrative	12,755,045	48,864,886
Interest Expense	3,485,993	13,939,149
Net (Gain) Loss on Sale of Property, Plant and Equipment and Insurance Proceeds	2,406	166,183
Other (Income) Expense, Net	(799,302)	(2,024,229)
	86,387,495	325,691,391

Income Before Income Taxes	16,886,814	63,640,905
Income Tax Expense	5,243,158	22,905,109

Net Income	$11,643,656	$40,735,796

Income Per Share:
Basic	$.92	$3.24
Diluted	$.91	$3.21

Exhibit 99.2

AZZ incorporated
Consolidated Balance Sheet
 (unaudited)

Assets:	Period Ended February 29, 2012

Current assets:
Cash and cash equivalents	$143,302,666
Accounts receivable – net of allowance for doubtful accounts	74,647,303
Inventories	60,281,130
Costs and estimated earnings in excess of billings on uncompleted contracts	14,038,161
Deferred income taxes	7,654,781
Prepaid expenses and other	2,811,858
Total current assets	302,735,899

Net property, plant, and equipment	135,826,703

Goodwill, less accumulated amortization	121,383,863

Intangibles and Other Assets	46,828,100

$606,774,565

Liabilities and Shareholders’ Equity:

Current liabilities:
Accounts payable	$24,401,194
Accrued liabilities	53,577,383
Total current liabilities	77,978,577

Long-term debt due after one year	210,714,286

Deferred income taxes	30,472,937

Shareholders’ equity	287,608,765

$606,774,565

Exhibit 99.2

AZZ incorporated
Condensed Consolidated Statement of Cash Flows
 (unaudited)

Period Ended February 29, 2012

Net cash provide by operating activities	$64,064,828

Net cash used in investing activities	(46,845,730)

Net cash provided by (used in) financing activities	(12,366,346)

Effect of exchange rate changes on cash	60,077

Net (decrease) increase in cash and cash equivalents	4,912,829

Cash and cash equivalents at beginning of period	138,389,837

Cash and cash equivalents at end of period	$143,302,666

Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
 (unaudited)
($ in Thousands)

Information regarding operations and assets by segment is as follows:

	Three Months Ended February 29,2012	Twelve Months Ended February 29,2012
Net sales:
Electrical and Industrial Products	$52,674	$189,192
Galvanizing Services	70,951	279,920
	123,625	469,112

Segment operating income (a):
Electrical and Industrial Products	7,558	25,772
Galvanizing Services	18,533	72,964
	26,091	98,736

General corporate expenses (b)	5,858	21,636
Interest expense	3,486	13,939
Other (income) expense, net (c)	(140)	(480)
	9,204	35,095

Income Before Taxes	$16,887	$63,641

Total assets:
Electrical and Industrial Products	$143,208	$143,208
Galvanizing Services	309,808	309,808
Corporate	153,759	153,759
	$606,775	$606,775

(a) Segment operating income consists of net sales less cost of sales, specifically identifiable general and administrative expenses, specifically identifiable selling expenses and other income and expense items that are specifically identifiable to a segment.

(b) General corporate expense consists of selling, general and administrative expense that are not specifically identifiable to a segment.

(c) Other (income) expense, net includes gains and losses on sale of property, plant and equipment and other (income) expense not specifically identifiable to a segment.

Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands except per share amount)

	Actual Year to Date February 29, 2012	Projected Year Ended February 28, 2013
Net Sales:
Electrical and Industrial Products	$189,192	$195,000 to $205,000
Galvanizing Services	$279,920	$280,000 to $305,000
Total Sales	$469,112	$475,000 to $510,000

Diluted earnings per share	$3.21	$3.25 to $3.55

Net Sales by Market Segment:
Power Generation	21%	27%
Transmission and Distribution	25%	25%
Industrial	54%	48%

Electrical and Industrial Products
Revenues by Industry:
Power Generation	32%	33%
Transmission and Distribution	37%	39%
Industrial	31%	28%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications	30%	34%
OEM’s	18%	18%
Industrial	32%	28%
Bridge and Highway	10%	10%
Petro Chemical	10%	10%

Operating Margins:
Electrical and Industrial Products	13.6%	14% to 16%
Galvanizing Services	26.1%	24% to 26%

Cash Provided By (Used In)Operations	$64,100	$60,000
Capital Expenditures	$19,800	$25,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$22,600	$25,000
Total Bank Debt	$225,000	$211,000

Cash Dividend	$12,600	$12,800

Percent of Business By Segment:
Electrical and Industrial Products	40%	40%
Galvanizing Services	60%	60%

Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Millions)

	Period Ended
Backlog	2/28/11	$108,379
Bookings		120,697
Shipments		114,333
Backlog	5/31/11	$114,743
Book to Ship Ratio		1.06
Bookings		123,097
Shipments		114,661
Backlog	8/31/11	$123,179
Book to Ship Ratio		1.07
Bookings		$125,381
Shipments		116,493
Backlog	11/30/11	$132,067
Book to Ship Ratio		1.08
Bookings		$130,179
Shipments		123,625
Backlog	2/29/12	$138,621
Book to Ship Ratio		1.05